SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.   20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) May 9, 1995


                               TEREX CORPORATION
              (Exact Name of Registrant as Specified in Charter)


          Delaware                   1-10702                 13-1531521
(State or Other Jurisdiction       (Commission             (IRS Employer
     of Incorporation)             File Number)         Identification No.)



       500 Post Road East, Westport, Connecticut               06880
        (Address of Principal Executive Offices)             (Zip Code)


       Registrant's telephone number, including area code (203) 222-7170


         (Former Name or Former Address, if Changed Since Last Report)





Item 2.  Acquisition and Disposition of Assets.

     On May 9, 1995, Terex Corporation ("Terex" or the "Company"), through Terex Cranes, Inc., a recently formed Delaware corporation which is a wholly owned subsidiary of the Terex ("Terex Cranes"), completed the acquisition of 99.18% of the shares of P.P.M. S.A., a societe anonyme ("PPM Europe"), from Potain S.A., a societe anonyme, and 100% of the capital stock of Legris Industries, Inc., a Delaware corporation which owns 92.4% of the capital stock of PPM Cranes, Inc., a Delaware corporation ("PPM North America;" and PPM North America together with PPM Europe collectively referred to as "PPM") from Legris Industries S.A., a societe anonyme ("Legris France"). PPM designs, manufactures and markets mobile cranes and container stackers primarily in North America and Western Europe under the brand names of PPM, P&H (trademark of Harnischfeger Corporation) and BENDINI.

     The purchase price, together with amounts needed to repay indebtedness of PPM required to be repaid in connection with the Acquisition, consisted of (i) approximately $92.6 million in cash and (ii) shares of Series A Redeemable Exchangeable Preferred Stock of Terex Cranes having an aggregate liquidation preference of approximately $25.9 million, subject to adjustment (the "Seller Preferred Stock"). The Seller Preferred Stock bears no dividend and is mandatorily redeemable in seven years and three months from the date of issuance. The Seller Preferred Stock may be redeemed at any time for cash (to the extent permitted pursuant to the provisions of the Indenture (as defined herein)) or, under certain circumstances, for shares of common stock, par value $.01 per share (the "Cranes Common Stock"), of Terex Cranes. The purchase price is subject to adjustment calculated by reference to the consolidated net asset value of PPM as determined by an audit to be conducted following the consummation of the Acquisition. In addition, the liquidation preference and the redemption price of the Seller Preferred Stock may be adjusted based upon the unit shipments of the mobile crane industry in Western Europe during the second and third years following the consummation of the Acquisition.

     The funds for the cash portion of the purchase price and the repayment of debt of the acquired businesses were obtained from the private placement to institutional investors of units consisting of the Company's 13-1/4% Senior Secured Notes due 2002 and common stock appreciation rights.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired and
     (b)  Pro Forma Financial Information.

     Prior to the acquisition by the Company, PPM was part of a consolidated group of Legris France, an entity organized under the laws of France, for financial reporting purposes. As a result, financial statements of the acquired businesses meeting the requirements of Regulation S-X promulgated under the Securities Act of 1933, as amended, are not currently available. Accordingly, it is not practicable to provide the required historical and pro forma financial statements at this time. The required financial statements will be filed on Form 8-K/A as soon as practicable, but in any event within 60 days after this Current Report on Form 8-K is filed.


     (c)  Exhibits

     10.1 Share Purchase Agreement, as amended.

     10.2 Certificate of Designation of Terex Cranes, Inc. with respect to its Series A Redeemable Exchangeable Preferred Stock.

     10.3 Stockholders Agreement dated as of May 9, 1995 by and among Terex Corporation, Legris Industries S.A., Potain S.A. and Terex Cranes, Inc.




                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 1994

                                   TEREX CORPORATION


                                   By:/s/ Richard L. Evans
                                      Richard L. Evans
                                      Controller, Principal Accounting Officer